Exhibit 10.3
MASTER PURCHASE AGREEMENT
This Master Purchase Agreement (“MPA”) is made as of January 16, 2006 (“Effective Date”) by and between Raza Microelectronics, Inc., a Delaware corporation, having its principal place of business at 18920 Forge Drive, Cupertino, CA 95014 (“RMI”), and Aruba Wireless Networks, Inc., a Delaware corporation, having its principal place of business at 1322 Crossman Ave., Sunnyvale, CA, 94089 (“Purchaser”).
RECITALS
A.	RMI is in the business of designing, developing and selling leading edge, highly programmable semiconductor products for use in networking and computing systems.
B.
Purchaser desires to purchase from RMI, or have purchased on its behalf by Purchaser CMs (as hereinafter defined), and RMI desires to supply to Purchaser and/or Purchaser CMs, the Products (as defined herein) pursuant to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. DEFINITIONS
1.1 “Custom Product” shall mean a Product that is not standard and (i) is customized expressly for Purchaser product requirements, or (ii) for which RMI has no alternative redistribution channel.
1.2 “Delivery Date” shall mean the date agreed to by the Parties for receipt of goods at the specified delivery location identified in the applicable purchase order.
1.3 “Discontinuance Period” shall mean the end of life or discontinuation of a Product in accordance with Section 7.2.
1.4 “Intellectual Property” shall mean any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and maskworks, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, together with all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
1.5 “Lead Time” shall mean the period from the time RMI accepts an order for Products until the time such Products are delivered to a carrier in accordance with Section 5.1 and/or as set forth in the Product Schedule.

1.6 “Open Source Technology” shall mean any technology from the open source community, including without limitation any software that requires as a condition of use, modification and/or distribution of such software, that other software incorporated into, derived from or distributed with such software be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge.
1.7 “Products” shall mean the products that fully conform with Specifications (defined herein) and listed in each Product Schedule or otherwise purchased by Purchaser or on its behalf by Purchaser CMs, and shall include hardware products, Software and user documentation (where applicable).
1.8 “Product Price” shall mean the most recent mutually agreed to net price that Purchaser and Purchaser CMs shall pay for each Product as listed in either: (i) the applicable Product Schedule, (ii) the most recent bona fide price quote which has been delivered by RMI and accepted by Purchaser or (iii) such other writing agreed to by the parties.
1.9 “Product Schedule” shall mean the schedule attached hereto as Exhibit A. Product Schedules agreed upon after the Effective Date, shall be executed by the parties and copies shall be appended hereto. The Product Schedules may be amended from time to time in accordance with the mutual agreement of the parties.
1.10 “Purchaser CMs” shall mean those bona fide third-party contract manufacturers for Purchaser who are identified in Exhibit C, as it may be amended by Purchaser throughout the Term by providing RMI with prior written notice in accordance with Section 17.2.
1.11 “SOA” shall mean the Sales Order Acknowledgment delivered by RMI to Purchaser or a Purchaser CM in response to a bona-fide purchase order received from Purchaser or such Purchaser CM.
1.12 “Software” shall mean any computer code in object code or executable code format and whether embedded in or bundled with the Products in any manner, including as firmware, together with all bug fixes, revisions and upgrades thereto.
1.13 “Specifications” shall mean the Product-specific specifications that are set forth or referenced in the applicable Product Schedule, or as otherwise agreed to in writing by the parties, as well as such revisions and improvements to the specifications and such deviations from the specifications (such as errata) as are agreed to in writing by the parties or (with respect to errata) otherwise accepted by Purchaser.
1.14 “Standard Products” shall mean Products for which RMI has other customers in addition to Purchaser and which are not Custom Products.
1.15 “Subsidiary” shall mean a corporation in which a party effectively owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or shares.
1.16 “Taxes” shall mean any tax or other charge that RMI is liable to collect or Purchaser is liable to pay on behalf of or to any governmental authority as a result of the sale, use or delivery of Products, including without limitation, duties, value added and other withholding taxes. Taxes do not include taxes on RMI’s net income.

1.17 “Term” shall have the meaning set forth in Section 15.1.
1.18 “Warranty Period” shall mean the duration of warranty, commencing upon shipment of the Product to Purchaser, Purchaser CMs or other authorized delivery site, as specified in Section 10.3.
2. SALES AND PURCHASES OF PRODUCT
2.1 Products. RMI agrees to supply, and Purchaser and its authorized Purchaser CMs agree to purchase, the Products set forth in the Product Schedule attached as Exhibit A, in each case pursuant to the terms and conditions of this MPA. RMI hereby agrees to supply the Products to Purchaser and Purchaser CMs in compliance with the Specifications for the exclusive purpose of incorporating the Products into one or more final Purchaser products.
2.2 Purchase Orders. Purchaser or a Purchaser CM shall initiate the purchase of Products by delivery of a signed purchase order to RMI, in writing or electronically, which purchase order shall include, without limitation, the purchaser order number, Product name, specification, quantity, price and requested Delivery Date in compliance with the applicable Lead Time. RMI shall accept and acknowledge, by delivery of a SOA to Purchaser in writing or electronically, all purchase orders within three (3) business days after receipt thereof, identifying the anticipated shipping date and Delivery Date. In the event that RMI’s anticipated Delivery Date in the SOA is inconsistent with the Delivery Date requested in the purchase order, the parties shall thereafter agree upon the date identified in the SOA or an alternative date or the purchase order issuer may cancel the purchase order with no liability or penalty. Notwithstanding the foregoing, the purchase order issuer’s unqualified acceptance of the SOA shall be deemed to have occurred in the event issuer fails to object to the SOA by written or electronic notice to RMI within 3 days following receipt of such SOA. RMI shall use its best efforts to minimize such delay by working reasonable overtime at its own expense. All purchase orders placed with RMI by Purchaser or the Purchaser CM directly and all SOAs delivered by RMI shall be subject to the terms and conditions of this MPA without specific reference hereto, and any terms and conditions set forth in or attached to a purchase order or SOA that are inconsistent with or in addition to the terms and conditions of this MPA shall be deemed void and of no force or effect.
2.3 Flexibility. RMI shall use commercially reasonable efforts to enable it to increase or decrease production of any of the Products, and to manage inventory at the lead time component or raw material level so as to reduce risk throughout the supply chain and increase flexibility and scalability. [this needs to be strengthened]
2.4 Reschedules and Cancellations. Purchaser may cancel or reschedule purchase orders solely as set forth in Exhibit B.
2.5 Purchaser CMs. Prior to RMI’s acceptance of a purchase order from any of the Purchaser CMs identified on Exhibit C hereto, such Purchaser CM shall enter into a bilateral master purchase agreement with RMI containing substantially the same terms and conditions as are set forth herein. Purchaser agrees to use commercially reasonable efforts to cause each of its Purchaser CMs to enter into such agreement with RMI. Notwithstanding the foregoing, in the event RMI reasonably determines that one or more Purchaser CMs (whether already listed on Exhibit C or proposed by Purchaser for addition thereto) poses a credit or performance risk to RMI, then RMI at its option shall have the right to require Purchaser to guarantee such Purchaser CM’s obligations under its master purchase agreement.

3. PRICING
3.1 Prices. RMI shall sell the Products to Purchaser and Purchaser CMs at the Product Prices set forth in the applicable Product Schedule. Product Prices are in U.S. dollars and do not include applicable Taxes or freight charges, if any.

3.2 Most Favored Nation. RMI hereby covenants to Aruba that, from and after the Effective Date and throughout the Term, the Product Prices for each Product on an individual basis will be no higher than the lowest prices offered by RMI to any customer worldwide purchasing the same or lesser total aggregate unit volume of such Product on an annual basis purchasing (a) the same or lesser total aggregate unit volume of such Product on an annual basis, and (b) on payment and delivery terms no less favorable to the customer than those set forth in Section 3.1 and 5.1, respectively, of this MPA. Notwithstanding the foregoing, RMI shall have the right, exercisable in its sole discretion, to terminate the covenant set forth in this Section 3.2 in the event the aggregate unit volume of Products purchased under this MPA is less than seventy-five percent (75%) of the production forecast amounts (calculated on an annualized basis) set forth in Section 4.1 below for two (2) or more consecutive quarters. For purposes of this section 3.2, the Product price shall be deemed to include all Product discounts, rebates, cooperative advertising programs and other similar programs provided by RMI. Notwithstanding the foregoing, the covenant set forth in this Section 3.2 shall not apply to the prices offered by RMI to any customer with whom RMI has entered into a bona fide business agreement that is beyond an ordinary customary customer-supplier agreement (e.g., a product development agreement) or with respect to which a material portion of such customer’s purchase price for the Products consists of non-cash consideration.

3.3 Payment Terms. RMI shall invoice Purchaser or the appropriate Purchaser CM with each shipment. All payments are due within thirty (30) days after the date of RMI’s invoice to Purchaser. All payments related to this agreement shall be in U.S. dollars. A service charge of one percent (1%) per month will be charged to any invoice outstanding for more than forty-five (45) days.

4. ROLLING FORECASTS
4.1 Monthly Forecasts. Purchaser shall provide RMI with a twelve (12) month non-binding, rolling forecast of Purchaser’s (and each Purchaser CM’s) estimated requirements for Products, for itself and its Subsidiaries, which shall be updated by Purchaser not less than monthly.
4.2 No Commitment. Purchaser will use its commercially reasonable best efforts to make its rolling forecasts described above as accurate as possible. Notwithstanding the foregoing, these rolling forecasts are for planning purposes only and do not constitute any commitment to purchase, unless otherwise explicitly set forth in this MPA. No request for Products shall be binding on Purchaser unless contained in a purchase order in compliance with the requirements of this MPA. Purchaser shall not be required to purchase any minimum quantities, nor shall Purchaser be held responsible for any restocking fees, bill backs or other costs or fees for not ordering any estimated purchase volume.
4.3 Notice of Shortfall. RMI shall exercise its best efforts to timely manufacture sufficient Products pursuant to Forecasts and shall provide Purchaser with as much notice as reasonably possible if it anticipates or has reason to believe that RMI’s output of the Products will not be sufficient to meet all of Purchaser’s requirements for any period.

5. SHIPMENT AND DELIVERY
5.1 Delivery. Delivery Dates shall be based on the Lead Time set forth in the Product Schedule. RMI shall use reasonable commercial efforts to maintain a Lead Time of no longer than twelve (12) weeks for all Products, unless otherwise agreed to by the parties in writing. Delivery terms shall be FCA RMI’s shipping point, freight collect, per Incoterms 2000. Title will pass upon delivery to the carrier at the point of shipment to the purchase order issuer and thereafter all risk of loss shall be upon the purchase order issuer (without regard to which party pays for the shipping costs).
5.2 Late Delivery. RMI will use best efforts to meet all Delivery Dates. Failure to meet Delivery Dates will result in costly delays to Purchaser. Regardless of whether an order was placed by Purchaser or Purchaser CMs, RMI shall notify Purchaser and, if relevant, all affected Purchaser CMs as soon as practicable of any known or anticipated delays to the Delivery Date or any circumstances that are likely to cause disruption in deliveries. In the event that RMI is unable to deliver within ten (10) days of the Delivery Date, thereafter for each week of additional delay RMI will pay a late fee to Purchaser, either directly or as a credit against outstanding amounts, equal to one half of one percent (0.5%) of the aggregate purchase order price for such late Products, not to exceed a total of five percent (5%) of such aggregate purchase order price.
5.3 Shipping Documents and Markings; Packing.
5.3.1 Documentation. Shipping documentation shall be complete and accurate in all material respects and include all required material information including commercial invoice, packing list and all required applicable export and transportation documents and declarations. An itemized packing list must accompany each shipment and shall prominently identify (i) the purchase order number, (ii) the description, part number and quantity of the Products shipped, (iii) the number of shipping containers in the delivery and (iv) the waybill/bill of lading number.
5.3.2 Packaging. RMI will package all goods in a manner which is (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment, and (iii) reasonably adequate to provide for safe arrival of the Products under normal conditions at the destination.
5.3.3 Markings. RMI will mark all containers with necessary lifting, handling and shipping information, country of origin, purchase order numbers, date of shipment, and the names of the consignee and consignor.
6. PRODUCT INSPECTION AND QUALITY
6.1 Inspection. Purchaser reserves the right to notify RMI of any shipment quantity discrepancy. In addition, Products shall be subject to inspection and testing for (i) conformance to Product Specifications, (ii) warranty defects and (iii) any form of damage.

6.2 Rejection. In case of any quantity discrepancy or if any Product is found not to conform to the Specifications, is defective in materials or workmanship in violation of the limited warranty set forth in Section 10.3, or is otherwise damaged (“Non-Conforming Product”), such Product may be rejected and the rejecter will (i) notify RMI in writing of the basis of such rejection and (ii) comply with the RMI’s Return Materials Authorization (“RMA”) process for the return of the Non-Conforming Products. Notice of any quantity discrepancy shall be provided to RMI within five (5) business days following the date the Products are received by Purchaser. Notice of the basis of any other rejection described above shall be provided to RMI within forty-five (45) days following the date the Products are received by Purchaser.
6.3 Failure Analysis. At Purchaser’s request, RMI will perform a failure analysis on all returned Products suspected of being defective in accordance with RMI’s established RMA process. RMI will use commercially reasonable efforts to identify the root cause and, if appropriate, implement a corrective action plan for all failure analysis requests in a timely manner. In accordance with the RMA process, RMI will provide to Purchaser a preliminary analysis, intermediate updates and a final written report specifying the reason for failure of any Non-Conforming Product. This obligation will continue for the duration of the applicable Product Warranty.
6.4 Quality Standards. RMI shall provide and maintain in accordance with good industry standards an inspection/quality control system covering the Products and shall tender to Purchaser for acceptance only Products that have been inspected in accordance with the inspection system.
7. PRODUCT CHANGES/DISCONTINUANCE
7.1 Product Change. RMI shall notify Purchaser in writing of any and all proposed changes to any Specifications for any Product that materially affect form, fit or function. Such notices shall be delivered at least ninety (90) days prior to the date such change is proposed to be incorporated into the Product. If upon evaluation of the proposed changes, Purchaser, in its sole discretion, determines that the changes would render Purchaser’s products to no longer operate or to be adversely affected in form, fit and function or material delay of introduction of its products, RMI will provide Purchaser with additional Products utilizing the old design to fulfill its needs for up to twelve (12) months from the date of Purchaser’s evaluation; provided, however, that the last Delivery Date for such Products shall not be later than the last day of such twelve (12) month period.
7.2 Product Discontinuation. In the event RMI intends to discontinue the manufacture and/or sale of a Product, RMI shall give at least twelve (12) months prior written notices to Purchaser for a single-source Product and six (6) months prior written notice to Purchaser for a multiple-source Product. During such period (“Discontinuance Period”), Purchaser and Purchaser CMs may place purchase orders for such Product pursuant to this Agreement; provided, however, that the last Delivery Date for such Product shall not be more than six (6) months after the end of such Discontinuance Period. Throughout the Discontinuance Period, RMI shall reasonably assist Purchaser in identifying alternative products or sources for the affected Products’ functionality.
8. OWNERSHIP OF SOFTWARE; GRANT OF RIGHTS
8.1 Ownership. RMI and its licensors shall retain ownership of all Intellectual Property embodied in the Software. No right, title or interest in any Intellectual Property shall pass from RMI to Purchaser or Purchaser to RMI unless first duly authorized by both parties in writing. Nothing in this agreement or the commercial relationship of the parties shall be construed as granting either party any Intellectual Property rights of the other.

8.2 Software License. RMI hereby grants to Purchaser and Purchaser’s end-users a non-exclusive, perpetual, worldwide, royalty-free license, with the right to sublicense and authorize the granting of sublicenses, to use, make and have made, import, reproduce and have reproduced, distribute, sell and offer to sell the Software as incorporated into, or in connection with, or for use with, the Product, by any means now known or developed in the future, through multiple tiers of distribution by resellers to end users or directly to end users. Except as expressly set forth herein or as permitted by law, Purchaser shall not (i) modify, reproduce, copy, reverse engineer, decompile or disassemble all or any portion of the Software, or (ii) create derivative works thereof. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS MPA, ALL SOFTWARE IS PROVIDED “AS IS” AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY STATUTORY WARRANTIES OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.
8.3 Upgrades. All bug fixes, revisions to and upgrades of the Software which RMI generally makes available to its customers at no charge, will be made available to Purchaser at no charge. All other upgrades or Product enhancements will be offered to Purchaser on mutually agreeable terms and conditions.
9. SUPPORT SERVICES
For a period of at least three (3) years after the date of shipment by RMI for each Product ordered, delivered and paid for, including discontinued Products, RMI agrees to provide reasonable technical assistance as set forth in Section 9.1, functionally equivalent replacement Products (excluding discontinued Products), including emergency replacement Products pursuant to Section 9.2, repair services, and failure analysis services as set forth in Section 6.3. Products requiring support shall be returned pursuant to RMI’s RMA process.
9.1 Technical Support. Upon request, RMI will provide in electronic or other reasonably acceptable form all bug notes or other documentation defining the relevant information, symptoms, solutions or workarounds for identified Product problems, including accurate records of Product deficiencies. During the Term of this MPA, RMI will provide such support at no charge.
9.2 Product Replacement. At Purchaser’s option, RMI shall either refund the purchase price in full or shall ship emergency replacement Products for Products that have been validly submitted to RMI under the warranty provisions of this Agreement in accordance with RMI’s established RMA process as soon as reasonably possible and RMI will notify the requester of the estimated delivery date for such replacement. All shipping and insurance charges for return of non-conforming Product shall be at RMI’s expense, provided, however, that if the returned Product is reasonably demonstrated by RMI to be conforming, then Purchaser will reimburse RMI for the actual and reasonable shipping charges and all purchase price refunds, as applicable. Replacement Product shall meet all Specifications and be functionally equal to or better than the returned unit. Product replacements effected during the warranty period shall be warranted, as provided below, for the remainder of the Product warranty or for one hundred eighty (180) days from the date of replacement, whichever is longer.

10. REPRESENTATIONS AND WARRANTIES
10.1 General Warranties. Each of RMI and Purchaser represents and warrants to the other party that: (i) it has the full authority to enter into this MPA and to carry out its obligations under this MPA, and (ii) its compliance with the terms and conditions of this MPA will not violate any applicable federal, state or local laws, regulations or ordinances or any third party agreements of which RMI or Purchaser, respectively, is aware, that are in effect at the time of manufacture of a particular Product.
10.2 Open Source Warranty. RMI represents and warrants that, with respect to the Open Source Technology, RMI has complied with all requirements of those Open Source Technology license(s) pursuant to which it obtained source code which may have been used to develop, and/or is contained in, the Product and that the Product as delivered to Purchaser shall be compliant with all such Open Source Technology license requirements.
10.3 Product Warranty.
10.3.1 Limited Warranty. RMI represents and warrants that during the Warranty Period (i) the Products, when shipped, will be new and unused, (ii) it shall convey good and clear title to the Products, free and clear of all liens and encumbrances, (iii) at the Effective Date and on the date each Product is first shipped to Purchaser, RMI is not aware of any material claims for infringement of Intellectual Property rights with respect to any of the Products, (iv) the Products will comply in all respects with the applicable Specifications and applicable ULA or CSA requirements, (v) the Products, as used in accordance with industry standards and any written instructions provided by RMI to Purchaser are safe for normal use, are non-toxic and present no abnormal hazards to persons or the environment, provided however, that for so long as RMI is RoHS 5 of 6 compliant, the presence of lead and other toxic substances in the Products shall not be deemed a violation of the limited warranty set forth in this clause (v), and (vi) the Products will be free from defects in materials, design and workmanship. The Warranty Period for a Product shall be one (1) year following the date of delivery to Purchaser. During the Warranty Period, at Purchaser’s option, RMI shall either refund the purchase price in full or RMI will, at its expense, replace with new and unused Products all Products not conforming to the requirements of this Section 10.3 which are returned to RMI in accordance with RMI’s established RMA process, transportation charges prepaid, and which are, after examination, disclosed to the satisfaction of RMI to be defective. All shipping and insurance charges for return of non-conforming Product shall be at RMI’s expense, provided, however, that if the returned Product is reasonably demonstrated by RMI to be conforming, then Purchaser will reimburse RMI for the actual and reasonable shipping charges and all purchase price refunds, as applicable. Replacement Product shall meet all Specifications and be functionally equal to or better than the returned unit. Product replacements effected during the warranty period shall be warranted, as provided below, for the remainder of the Product warranty or for one (1) year from the date of replacement, whichever is longer.
Any Product which has been replaced by RMI under the terms of this limited warranty shall be shipped to a location designated by Purchaser or Purchaser CMs as soon as practicable after receipt of Purchaser’s request for replacement.
10.3.2 Exceptions and Limitations. This limited warranty does not extend to any Products which have been (i) misused or abused, (ii) altered or modified, (iii) serviced by anyone other than an authorized representative of RMI, Purchaser or a party authorized jointly by RMI and Purchaser, or (iv) damaged due to accident or act of God or by any other event reasonably beyond the control of RMI. This limited warranty does not extend to any Products not purchased by Purchaser or Purchaser CMs directly from either RMI or an authorized representative or distributor of RMI.

10.4 Epidemic Failure. If during the warranty period any Product shows evidence of an Epidemic Failure, as defined herein, both parties shall meet to determine if there in fact is an Epidemic Failure and if so to prepare and propose a Corrective Action Plan with respect to such Product within ten (10) working days of such notification. The Corrective Action Plan will address implementation, procedure milestones, and roles and responsibilities for remedying such Epidemic Failure(s). An extension of this time frame is permissible upon mutual written agreement of the parties. For repetitive failures not meeting the criteria of Epidemic Failure, the parties shall meet within ten (10) business days of the occurrence of such repetitive failures to define the roles, responsibilities, and an implementation plan for remedying such repetitive failures (which may include postponement of manufacturing services).
10.4.1 For the purpose of this Agreement, only major functional and mechanical defects caused by deficiencies in RMI’s workmanship are considered Epidemic Failures. Functional Dead on Arrival (“DOA”) shall be defined as any Product that during the test, installation or upon its first use fails to operate per the relevant Specifications. Mechanical DOA is defined as any Product containing one or more major defects that would make the Product unfit for use or installation. An Epidemic Failure shall not include failures due to Specifications, design, test, tooling, Materials, documentation or instruction as provided or directed by Aruba. Products that shall be excluded in the determination of an Epidemic Failure are:
(a) Products which have been misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly or caused to fail by any product or service not supplied by RMI or to any Products which have been subjected to any repair not authorized in writing in advance by RMI; or
(b) Products with any defect caused by Aruba or a third party or by an error or omission or design or other fault in any Aruba Information or in any other drawings, documentation, data, software, information, know-how or Materials provided or specified by the Aruba; or
(c) prototypes, pre-production or pilot versions of Products which will be supplied “as is” without warranty of any kind.
10.4.2 Products may be either sampled or, at Aruba’s option, 100% audited at Aruba premises or Aruba’s locations. If Products are sampled, the data must have a targeted ninety percent (90%) or better statistical confidence.
10.4.3 A situation shall be considered an Epidemic Failure if:
(a) the failure is due to the same root cause and which is warrantable under 10.3 and failure reports or statistical samplings show that five (5%) percent or more of Products shipped on a single Purchase Order or twenty (20%) percent or more of Products shipped during any six (6) consecutive months contain a potential safety hazard (such as personal injury or death, fire, explosion, toxic emissions, etc.), or exhibit a highly objectionable symptom (such as emissions of smoke, loud noises, deformation of housing) or
(b) Product DOA failures exceed five (5%).

10.4.4 Upon notification of the Epidemic Failure to RMI, Aruba shall have the right to postpone all or part of the shipments of unshipped Products, by giving written notice of such postponement to RMI, pending correction of the Epidemic Failure. Such postponement shall temporarily relieve RMI of its shipment liability and Aruba of its shipment acceptance liability. In the event that RMI develops a remedy for the defect(s) that caused the Epidemic Failure and Aruba agrees in writing that the remedy is acceptable, RMI shall:
10.4.4.1 incorporate the remedy in affected unshipped Products, and
10.4.4.2 ship all subsequent Products incorporating the required modification correcting the defect(s) at no additional charge to Aruba; and
10.4.4.3 repair and/or replace Products affected by the Epidemic Failure. In the event that the Aruba reasonably incurs direct incremental costs due to such repair and/or replacement, as agreed in advance with RMI, including but not limited to labor and shipping costs, RMI shall reimburse Aruba for such costs. RMI shall bear risk of in transit loss and damage for such repaired and/or replaced material.
10.4.5 RMI and Aruba shall mutually agree in writing as to the remedy’s implementation schedule. RMI shall use its best commercial efforts to implement the remedy in accordance with the agreed-upon schedule.
NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED WITH RESPECT TO ANY PRODUCT OR OTHER ITEMS DELIVERED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY STATUTORY WARRANTIES OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE LIMITED PRODUCT WARRANTY AND REMEDIES FOR BREACH OF SUCH WARRANTY STATED IN THIS SECTION ARE EXCLUSIVE. NO INDIVIDUAL IS AUTHORIZED TO GIVE ANY OTHER WARRANTY ON BEHALF OF RMI. RMI’S LIABILITY UNDER SECTION 10.3 WILL BE LIMITED TO THE AGGREGATE PRODUCT PRICE OF THE NON-CONFORMING PRODUCTS. RMI’S LIABILITY UNDER SECTION 10.4 WILL BE LIMITED TO THE GREATER OF TWO MILLION DOLLARS ($2,000,000) OR THE AGGREGATE PRODUCT PRICE OF THE NON-CONFORMING PRODUCTS.
11. INDEMNIFICATION
11.1 Indemnification by RMI. RMI will indemnify, defend, and hold harmless each of Purchaser and its officers, directors, employees, successors and assigns (collectively the “Indemnified Parties”) from and against all claims, suits, demands and actions brought against the Indemnified Parties or tendered to the Indemnified Parties for defense and/or indemnification (collectively “Claims”), and for all resulting damages, losses, costs, and liabilities (including reasonable attorney and professional fees) (collectively “Losses”) that result or arise from Claims, which in whole or in part, directly or indirectly allege that one or more Products, or any part thereof, infringe, misappropriate, or violate any Intellectual Property rights of any third party. RMI also will indemnify, defend, and hold harmless each of the Indemnified Parties from and against all Claims, and for all resulting Losses that result or arise from Claims, which in whole or in part, directly or indirectly allege that any of the Products caused any bodily injury, death or injury to property, that is caused by (i) negligence or wrongful acts of RMI, its agents or employees; (ii) defects in the workmanship, materials or design of the Product provided by RMI; (iii) any Epidemic Failure of the Products; or (iv) RMI’s failure to comply with federal, state or local laws, rules or regulations.

11.2 Continued Use. Upon the assertion of a Claim under Section 11.1 (i), RMI shall, at its sole expense, exercise the first of the following remedies that is practicable: (i) obtain a license that allows the continued use, manufacture, import, support, sale and distribution of the Products as permitted under this MPA; or (ii) replace or modify the Products so as to be non-infringing. In the event that RMI cannot achieve either (i) or (ii) above on commercially reasonable terms, RMI shall refund to Purchaser the Product Price of Products returned to RMI together with the transportation costs for such return by Purchaser.
11.3 Notification and Control. Purchaser will promptly notify RMI, in writing, of any Claim for which Purchaser believes that it is entitled to indemnification (provided that Purchaser’s failure to provide such notice will relieve RMI of its indemnification obligations only if and to the extent that such failure prejudices RMI’s ability to defend the Claim). Purchaser agrees to provide RMI with: (a) sole control of the defense of the lawsuit provided RMI acts responsibly in defending the Claim, (b) sole control of the negotiation and settlement of the Claim so long as such settlement requires no payment by Purchaser to any party, no restriction on Purchaser’s use of the Products, and no admissions against Purchaser’s interest, and (c) reasonable information and assistance (at RMI’s expense) in the defense or settlement of the Claim. RMI agrees to (i) use counsel reasonably acceptable to Purchaser, (ii) keep Purchaser informed of all material developments in the lawsuit and Claim, and (iii) subject to RMI’s rights set forth in the preceding sentence, allow Purchaser to participate, at Purchaser’s own expense, in the defense of the Claim. Purchaser may employ counsel reasonably acceptable to RMI, at Purchaser’s own expense, with respect to any such Claim (provided that if counsel is employed due to a conflict of interest or because RMI does not assume control, RMI will bear such expense). RMI shall have no liability for any costs, losses or damages resulting from any settlement or compromise incurred or made by Purchaser without RMI’s prior written consent.
11.4 Exceptions to RMI’s Indemnity. RMI shall have no obligation under Section 11.1 or 11.2 to the extent any Claim is caused by (i) use of the Product in combination with any other products not provided by RMI or in a manner not specified by RMI, if the infringement would not have occurred but for such combination; (ii) any material alteration or modification of the Product not undertaken or authorized by RMI (or undertaken pursuant to a specific request from Purchaser), if the infringement would not have occurred but for such material alteration or modification (the parties agree that incorporation of the Product into a Purchaser product shall not be deemed a material alteration or modification of the Product); or (iii) Purchaser’s failure to substantially comply with written instructions provided by RMI identified by RMI as necessary to render the Product non-infringing and which would have rendered the Product non-infringing, provided that a period of sufficient duration is given to Purchaser to enable it to implement the written instructions.
11.5 Limitations. This Section 11 contains Purchaser’s sole and exclusive remedy for any and all Claims relating to the Products. RMI’s liability under this Section 11 will be limited to the greater of (a) the aggregate amount actually paid by Purchaser to RMI for the Products subject to the Claim, or (b) two million dollars ($2,000,000). RMI will have no liability to Purchaser under this Section with respect to (i) any Products not purchased by Purchaser or on its behalf by Purchaser CMs directly from either RMI or an authorized representative or distributor of RMI, or (ii) any Claim brought more than four (4) years after the expiration or termination of this Agreement (or the prior expiration of any applicable statute of limitation).

12. CONFIDENTIALITY
Upon execution hereof, the parties shall continue to comply with the provisions of the Non-Disclosure Agreement executed by RMI and Purchaser on November 2, 2005 (the “NDA”). The parties shall treat the terms and conditions of this MPA as Confidential Information (as such term is defined in the NDA). Without limiting the foregoing, RMI acknowledges that information related to this MPA shared by Purchaser or Purchaser CMs with RMI are the Confidential Information and trade secrets of Purchaser.
13. LIMITATION OF LIABILITY
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS MPA, EXCEPT FOR RMI’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 AND FOR BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 12, UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE TO ANOTHER PARTY AND ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL COSTS OR DAMAGES, ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS MPA, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR SHOULD HAVE BEEN AWARE OF SUCH DAMAGE. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR BODILY INJURY (INCLUDING DEATH) OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS MPA, IN NO EVENT SHALL RMI BE LIABLE FOR ANY DAMAGES RELATING TO OR RESULTING FROM THE USE OF THE PRODUCTS IN SYSTEMS, EQUIPMENT OR OTHER GOODS USED FOR AVIATION, MEDICAL, NUCLEAR OR ULTRA HAZARDOUS PURPOSES OR FOR ANY DAMAGES OWED TO THIRD PARTIES RELATING TO TECHNOLOGY NOT PROVIDED BY RMI. LIABILITY FOR DAMAGES SHALL BE LIMITED AND EXCLUDED AS SET FORTH HEREIN, EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR IN THIS MPA FAILS OF ITS ESSENTIAL PURPOSE.
14. INSURANCE
RMI shall, at its own expense and at all times during the term of this MPA and for at least one (1) year after the expiration of this MPA, maintain in effect the insurance and minimum limits of coverage as designated below together with any other insurance required by law in any jurisdiction where RMI provides Products and/or services under this MPA. Without limiting the foregoing, such insurance shall include (i) general liability insurance covering all operations by or on behalf of RMI arising out of or connected with this MPA and providing coverage for bodily injury, property damage and products liability, with limits of not less than the equivalent of US$1,000,000 per occurrence or per claim, and (ii) errors and omissions insurance (also known as professional liability or professional indemnity insurance) with limits of not less than the equivalent of US$1,000,000 per occurrence or per claim. Certificates of Insurance or other evidence of the coverages required above shall be furnished by RMI to Purchaser upon Purchaser’s request.

15. TERM AND TERMINATION
15.1 Term. Unless terminated earlier as provided herein, this MPA shall have an initial term of three (3) years from the Effective Date (the “Initial Term”) and shall automatically renew for additional periods of one (1) year each (the “Extended Term”, and together with the Initial Term, referred to herein collectively as the “Term”), unless written notice of non-renewal is provided by Purchaser or RMI in accordance with Section 17.2 at least sixty (60) days prior to the expiration of the Initial or any Extended Term. Notwithstanding the foregoing, following any notice of non-renewal of this MPA given by RMI hereunder, Purchaser and Purchaser CMs may continue to place purchase orders during the Discontinuance Period set forth in Section 7.2 above for any Products purchased under this MPA during the six (6) month period immediately preceding delivery of such notice.
15.2. Termination for Breach. Either party may terminate this MPA for material breach by the other party of its obligations hereunder at a time upon written notice to the other party. The breaching party shall have forty-five (45) days after notice to cure any breach and avoid termination.
15.3 Termination for Convenience. Either party may terminate this MPA at any time for any reason by providing the other party with not less than one year prior written notice. Any unfilled purchase orders pending on the date of such termination shall be deemed cancelled, and Purchaser and RMI hereby waive any and all claims against each other in connection with the cancellation of such purchase orders. Purchaser may also terminate this MPA in accordance with the force majeure provisions set forth in Section 17.7 upon RMI’s failure to comply with any of the material provisions of this MPA which failure is not remedied during the ninety (90) days (or other extended period as may be agreed to by the parties) following written notice to Purchaser of such failure.
15.4 Termination for Insolvency. Either RMI or Purchaser may terminate this MPA upon written notice to the other party upon the occurrence of any one of the following events (each, an “Insolvency Event”): (i) a receiver is appointed for the other party or its property; (ii) the other party makes a general assignment for the benefit of its creditors; (iii) the other party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (iv) the other party is liquidated or dissolved or has ceased business operations.
15.5 Change in Control. In the event of any Triggering Event, as defined in Exhibit C hereto, Purchaser may, at its sole discretion, terminate this Agreement and secure its supply as set forth in the attached Exhibit C.
15.6 Survival; Support After Termination. Sections 1, 8.1, 8.2, 9, 10, 11, 12, 13, 15, and 17 and all end user licenses shall survive termination or expiration of this MPA; provided that the applicability of any such surviving sections to Purchaser CMs as set forth in Section 2.5 shall also survive termination or expiration of this MPA.
15.7 Return of Materials Upon Termination. On or before ten (10) days after the termination of this Agreement: (i) RMI shall return to Purchaser all Purchaser Confidential Information and other Purchaser property in RMI’s possession, and (ii) Purchaser shall return to RMI all RMI Confidential Information and RMI property in Purchaser’s possession.

16. COMPLIANCE WITH LAWS; IMPORT/EXPORT
16.1 Compliance with Laws. Each of RMI, Purchaser and the Purchaser CMs shall comply with all applicable laws, regulations and ordinances in effect at the time of manufacture and sale of each of the Products. Upon any party’s reasonable request, the other parties hereto agree to provide reasonable assistance to the requesting party to facilitate compliance with such laws.
16.2 Import and Export. RMI shall provide Purchaser with information and assistance as may be reasonably required in connection with executing import, export, sales and trade programs, including but not limited to, manufacturer’s affidavits, harmonized tariff schedule, export control classification number, qualification information (e.g. origin) and U.S. Federal Communications Commission’s identifier when applicable. Purchaser shall comply with all relevant import and export laws and regulations of the United States and foreign governments (“Export Laws”) to ensure that neither the Products nor any Purchaser products in which the Products are incorporated are exported directly or indirectly in violation of Export Laws, or are used or intended to be used for any purpose prohibited by the Export Laws.
16.3 Compliance with Environmental Laws. RMI, Purchaser and the Purchaser CMs shall comply with all applicable environmental federal, state and local laws, regulations and ordinances, including but not limited to the laws and regulations of the United States, relating to this MPA and the Products provided hereunder.
17. GENERAL
17.1 Assignment. Except as set forth below, RMI may not assign or transfer this MPA, in whole or in part, or delegate in any material respect its obligations hereunder, in each case other than to a direct or indirect wholly-owned subsidiary of RMI, without the prior written consent of Purchaser. Except as set forth below, Purchaser may not assign or transfer this MPA, in whole or in part, or delegate in any material respect its obligations hereunder, in each case other than to a direct or indirect wholly-owned subsidiary of Purchaser, without the prior written consent of RMI. Any such attempt to assign or transfer or delegate without such consent is void. For purposes of this Section, any transfer by sale, merger or other working combination of ownership of or control over more than fifty percent (50%) of the voting securities or control of or party hereto shall constitute an assignment. Notwithstanding the foregoing, Purchaser may assign this MPA without RMI’s consent to the acquirer of or successor to all or substantially all of Purchaser’s business or assets, respectively.
17.2 Notices. All notices shall be personally delivered, delivered by facsimile transmission, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, to either party as provided below or such other address as such party may provide by notice pursuant to this Section. Notice shall be effective upon the earlier of (i) receipt or (ii) twenty-four (24) hours after submission by any such method.

Aruba Wireless Networks, Inc.	Raza Microelectronics, Inc.
1322 Crossman Avenue	18920 Forge Drive
Sunnyvale, CA 94089	Cupertino, CA 95014
Attn: Vice President, Operations	Attn: General Manager, Network Infrastructure Solutions

with a copy to:	with a copy to:

Aruba Wireless Networks, Inc.	Raza Microelectronics, Inc.
1322 Crossman Avenue	18920 Forge Drive
Sunnyvale, CA 94089	Cupertino, CA 95014
Attn: General Counsel	Attn: General Counsel
Fax: (408) 227-4550	Fax: (408) 434-5585

17.3 Controlling Law and Jurisdiction. All actions under this MPA related to the purchase and sale of Products hereunder shall be governed, controlled, interpreted and enforced by and under the United Nations Convention on Contracts for the International Sale of Goods. All other matters related to the interpretation and enforcement of this MPA shall be governed by the laws of the State of California and the United States, without regard to the conflict of laws provisions thereof. The exclusive jurisdiction and venue of any action with respect to the subject matter of this MPA shall be the state courts of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action.
17.4 Waivers and Amendments. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver have an effect on any other right, power or privilege. Any waiver, amendment or other modification of any provision of this MPA will be effective only if in writing signed by the parties.
17.5 Severability. If any provision of this MPA is found unenforceable or invalid under any applicable law or judicial or administrative decision, only that provision will be affected. This MPA shall remain in effect and such unenforceable or invalid provision shall be modified or interpreted so as to best accomplish its objective. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS MPA WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION. FURTHER, IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SHALL REMAIN IN EFFECT.
17.6 Relationship of the Parties. The parties acknowledge that they are independent contractors and no other relationship, including partnership, joint venture, employment, franchise, master/servant or principal/agent is intended by this MPA. Neither party shall have the right to bind or obligate the other.
17.7 Force Majeure. Neither of the parties shall be considered in default of performance under this MPA to the extent that performance of such obligations is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism or civil strife, to the extent such default is beyond the reasonable control of such party. Notwithstanding the foregoing, in the event RMI fails to deliver Products due to such causes, Purchaser may terminate this MPA in whole or in part after thirty (30) days prior written notice following RMI’s failure to deliver for ninety (90) days due to the force majeure event.

17.8 Dispute Resolution. The parties shall endeavor to amicably resolve any disputes arising from the activities undertaken in the course of performing or fulfilling this MPA. The foregoing shall not preclude either party from seeking injunctive relief.
17.9 Attorneys Fees. In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.
17.10 Third Party Beneficiaries. Unless expressly provided, no provisions of this MPA are intended or shall be construed to confer upon or give to any person or entity other than Purchaser, RMI and Purchaser CMs any rights, remedies or benefits under or by reason of this MPA.
17.11 Limitations on Use. All Products are sold hereunder for standard commercial applications only and are not intended for use in any life-support devices or equipment or in any other inherently dangerous activity. Purchaser agrees that RMI shall not be liable for any claims, losses, costs or liabilities arising from such use if Purchaser or its distributors or customers use the Products for such non-standard commercial applications.
17.12 English Language. The original of this MPA has been written in English, and such version shall be the governing version of the MPA. Each party waives any right it may have, if any, under any law or regulation to have this MPA written in a language other than English.
17.13 Entire Agreement. Together with the NDA and any other applicable non-disclosure agreements, this MPA and its exhibits contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto, written or oral, between the parties.
17.14 Signatures and Counterparts. This MPA and any Exhibit hereto may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument. Signatures by facsimile shall be binding.
17.15 Notice of Change of Manufacturing Location. RMI shall supply Purchaser written notice prior to changing the manufacturing location for Products or implementing major manufacturing process changes in the Products.
IN WITNESS WHEREOF, the parties hereto have executed this MPA as of the Effective Date by persons duly authorized.

RAZA MICROELECTRONICS, INC.		ARUBA WIRELESS NETWORKS, INC.

By:	L. William Caraccio	By:	Alexa King
	(print)		(print)
	/s/ L. William Caraccio		/s/ Alexa King

	(signature)		(signature)
	Title: VP		Title: Senior Dir., Legal

Date:	January 16, 2006	Date:	January 18, 2006

EXHIBIT A
PRODUCT SCHEDULE

RMI	Purchaser	RMI	Purchaser		Product	Custom	Lead
Part #	Part #	Spec. #	Spec. #	Description	Price	Product	Time

1. EFFECTIVE DATE
The parties agree that the Product Schedule set forth above shall take effect under the MPA as of       .
2. CONFLICT WITH MPA
The terms and conditions of the MPA shall govern this Product Schedules unless specific alternative terms are set forth above. In the event of any conflict or inconsistency between this Product Schedule and the MPA, the terms in this Product Schedule will apply.
3. SIGNATURES AND COUNTERPARTS
This Product Schedule may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument. Signatures by facsimile shall be binding.
The parties hereto have executed this Product Schedule intending it to be incorporated into Exhibit A of the MPA between RMI and Purchaser.

RAZA MICROELECTRONICS, INC.		ARUBA WIRELESS NETWORKS, INC.

By:		By:
	Name:		Name:

	Title:		Title:

Date:		Date:

Exhibit A

EXHIBIT B
RESCHEDULES AND CANCELLATIONS
The terms of this Exhibit B are in addition to and not in lieu of the terms the MPA.
1. Reschedules. Upon notice to RMI, Purchaser may reschedule all or a portion of a purchase order for the Products at no charge as follows:

Number of Days
From Original	Right to
Delivery Date	Reschedule

0-30 days	No Reschedules

31-60 days
Up to four (4) Reschedules, provided in each case that delivery is within thirty (30) days from original scheduled Delivery Date, and with an allowable increase of up to 25% of the purchase order amount, not to exceed 500 devices

61 days or more	Unlimited Reschedules
2. Cancellation. Purchaser may cancel all or a portion of a purchase order as follows:
2.1 Standard Product
At any time prior to the original Delivery Date, Purchaser, for its own convenience, may notify RMI in writing of its intent to cancel an order for Standard Products, as follows:

Number of Days
From Original	Right to
Delivery Date	Cancel

0-30 days	No Cancellations (100% of Product Price charged)

31-60 days	Cancelable, with 40% restocking charge

61 days or more	Unlimited Cancellation Right

Exhibit B-1

2.2 Custom Products
2.2.1 If at any time prior to the applicable original Delivery Date, Purchaser needs to cancel all or a portion of a purchase order for Custom Product, RMI shall use commercially reasonable efforts to stop all work and cause its subcontractors to stop all work related to the cancelled orders. In each such case, Purchaser shall compensate RMI for:
(i) 100% of the Product Price for all Products completed which have been delivered, are in transit or are available for delivery at the time notice of termination is given; and
(ii) With respect to WIP or raw materials for any open purchase orders, RMI’s actual costs incurred for (a) components for the orders, (b) reasonable costs for manufacturing operations completed at the time of cancellation for the terminated portion of the orders; and (c) reasonable cancellation charges and penalties from RMI’s vendors for the terminated portion of the orders.
(iii) Upon payment of RMI’s claim, Purchaser shall be entitled to all work and materials paid for by Purchaser and shall provide to RMI instructions for material disposition. Materials which are shipped to Purchaser shall be FCA RMI’s factory, all at Purchaser’s expense.

Exhibit B-2

EXHIBIT C

SECURITY OF SUPPLY
1. Purpose; Cooperation. The purpose of this Exhibit is to minimize for Aruba the risk of interruption of its supply of Product for use in Wireless Infrastructure Products at quantities, at a quality, and at prices and terms substantially equivalent to those set forth in the MPA, notwithstanding the occurrence of any Triggering Condition. RMI agrees to use its commercially reasonable efforts to ensure that such purpose is achieved and to fully cooperate with Aruba in securing the know-how, materials and rights necessary to achieve that purpose.
2. Definitions.
2.1. “Field of Use” means manufacture, test, support, sale and distribution of Wireless Infrastructure Products following occurrence of a Triggering Event.
2.2. “Intellectual Property Rights” means all rights under patents, patent applications, copyrights, mask work rights, trade secrets and know how, whether owned by RMI or licensed to RMI.
2.3. “Manufacturing Materials” means the bill of materials for each Product, and all drawings, schematics, RTL and other synthesizable netlists, gate level netlists, GDSII databases, mask sets, pinout diagrams, mechanical drawings and specifications of any custom or semicustom package; software compilers and software code loaded on or used in the operation, testing or support of the Product (such software to be in both object and readable source form), documentation, test and validation programs and suites, all in their most current form used for any and all available production versions of Product, all in English in a form readable and usable by the Qualified Company.
2.4. “Change of Control” of RMI means a change, whether by voting agreement, by alteration of the rights, preferences or privileges of the shareholders of RMI, or other like mechanism, or through a single or related series of transactions, such that immediately thereafter an Aruba Competitor holds ownership or voting control of more than fifty percent (50%) of the aggregate voting power of RMI’s shares then outstanding.
2.5. “Aruba Competitor” means a company whose business includes the design, manufacture, marketing and sale of network equipment and which is a direct competitor of Aruba in such business.
2.6. “Qualified Company” as of a particular date means a company that RMI has identified to Aruba as such and:
(a) that is regularly engaged in the business of designing, developing, testing and supporting semiconductor devices incorporating MIPS Technologies, Inc. (“MIPS”)- licensed processor functionality;
(b) that is licensed by RMI and by all third parties whose technology is implemented or used in the Products or in any Manufacturing Materials, to engage in the design, development, manufacture, testing and support of such technology to the extent required to test, debug and support the Products;
(c) such license is irrevocable and binding on RMI and on its successors and assigns (whether voluntary or involuntary) and on such third party licensors and shall remain by its terms in full force and effect until a date no less than three years after such date (subject to the termination provisions set forth below); and

Exhibit C-1

EXHIBIT C

SECURITY OF SUPPLY
(d) that is ready, willing and able to manufacture, sell and support the Products for the benefit of Aruba and the Purchaser ODMs on terms and at prices substantially the same as those set forth in the MPA, with first delivery to occur no later than thirty (30) days after the occurrence of a Triggering Condition.
2.7. “Triggering Condition” means occurrence of any of the following:
(a) RMI has ceased making Products available for purchase under the terms of the MPA and such cessation is not attributable to Aruba’s breach of the MPA (provided that for purposes of the MPA, “cessation” includes, without limitation, any suspension in manufacture of Products for a period of ninety (90) days or more);
(b) a proceeding has been instituted against RMI under any provision of any bankruptcy laws, which has not been dismissed, concluded or abandoned within ninety (90) days;
(c) RMI fails to comply with Section 3 below;
(d) a trustee or receiver has been appointed by a court for all or a substantial portion of the assets of RMI;
(e) RMI has ceased or suspended all or substantially all of its business for a period of sixty (60) days or more;
A Change of Control has occurred; or
(g) RMI has made an assignment of all or substantially all of its assets for the benefit of its creditors;
3. Qualified Company Authorization and License.
3.1. No later than ninety (90) days following the signing of the MPA, for any Products currently released to production (and no later than the date of release to production of any Products later released to production), RMI shall grant to a Qualified Company, a non exclusive, non transferable, royalty free, fully paid license, effective from and after the occurrence of a Triggering Condition and solely within the Field of Use, under all RMI Intellectual Property Rights (a) to modify, copy and use (and to have others modify, copy and use on its behalf) the Manufacturing Materials to manufacture and sell Products to Aruba and the Purchaser ODMs and (b) to make, have made, purchase, use, import, sell or otherwise dispose of Products for use in or with Wireless Infrastructure Products (the “Authorization and License”). The Qualified Company shall covenant and agree in the Authorization and License to make Products available for purchase by Aruba and the Purchaser ODMs in accordance with the terms of this Addendum. RMI shall deliver to Aruba a certified copy of such Authorization and License signed on behalf of both RMI and such Qualified Company by authorized officers of each of them; provided, however, that RMI shall have the right to redact from such copy the names and any other information relating to RMI customers other than Aruba.

Exhibit C-2

EXHIBIT C

SECURITY OF SUPPLY
The Authorization and License shall direct the Qualified Company, from and after the occurrence of a Trigging Condition, to continue RMI’s performance obligations under the MPA (including current and subsequent orders placed by Aruba and the Purchaser ODMs hereunder). The Authorization and License shall authorize and direct the Qualified Company to sublicense to each of RMI’s then current foundries and packaging and assembly contractors all rights necessary or appropriate to permit such foundries and packaging and assembly contractors to manufacture and sell the Products to the Qualified Company. Pursuant to the Authorization and License:
(a) For the first twelve (12) months after the commencement of volume production of the Products being sold to Aruba, the Qualified Company will comply with RMI’s-supply obligation to Aruba set forth in Section 7.2 of the MPA;
(b) From and after twelve (12) months after the commencement of volume production of the Products being sold to Aruba, in the event Aruba directly or indirectly has purchased more than one million dollars ($1,000,000) of Products during the twelve (12) months preceding the Triggering Condition, the Qualified Company will comply with RMI’s-supply obligation to Aruba set forth in Section 7.2 of the MPA; and
(c) In the event Aruba directly or indirectly has purchased less than such dollar amount of Products during the time frame described in subsection (b) above, the Qualified Company will have the option, exercisable in its discretion, either (i) to offer Aruba a Life Time Buy opportunity, whereby Aruba will have three (3) months in which to place final Orders and an additional three (3) months to take delivery, or (ii) to continue to comply with RMI’s supply obligation to Aruba set forth in Section 7.2 of the MPA.
3.2 The terms of the Authorization and License shall be binding upon RMI, its successors and assigns, and shall survive the expiration or termination of any agreement between RMI and its current foundries and packaging and assembly contractors. The Authorization and License shall provide that Aruba is an intended third party beneficiary thereof. The Authorization and License, its enforceability and construction shall be governed by the laws of the State of California.
3.3 RMI’s obligations under this Section 3 shall be suspended as long as one of the following conditions applies:

(a) It is more than twelve (12) months after first release to product ion of any Aruba products intended to incorporate RMI processors (“Aruba Products”) and Aruba and its ODMs (“Purchaser ODMs”) have collectively placed purchase orders on RMI for delivery of Products over the six completed calendar months immediately preceding in an aggregate dollar amount no more than five hundred thousand dollars ($500,000); or

(b) It is less than twelve (12) months after first release to production of any Aruba Products and the Aruba forecast last furnished places the total collective purchases of Product by Aruba and the Purchaser ODMs from RMI over the next succeeding six (6) complete calendar months at an amount no more than five hundred thousand dollars ($500,000).

3.4 The Authorization and License, and RMI’s and the Qualifying Company’s obligations under this Addendum, shall terminate upon the earlier to occur of the following:
(a) the closing date of the initial public offering of RMI; or
(b) the date that RMI’s aggregate revenue exceeds $30,000,000 (thirty million dollars) within a consecutive twelve (12) month period.

Exhibit C-3

EXHIBIT C

SECURITY OF SUPPLY
4. Confidential Treatment. The Authorization and License and the Manufacturing Materials, to the extent generated by RMI and non-public as of time of delivery, shall be marked by RMI as RMI Confidential Information, and shall be treated as such under the terms of the NDA and the confidentiality provisions of the MPA.
5. Remedies Cumulative. This right is in addition to and cumulative with any other rights or remedies that Aruba may otherwise have under the MPA in the event of breach by RMI.
6. Failure to Complete or Perform. In the event that RMI fails to enter into a written Authorization and License with a Qualified Company with in the time period specified in Section 3.1 above, on terms and conditions that are not materially less favorable to Aruba than those set forth in Section 3 above, or in the event the Qualified Company fails to perform its material obligations under the Authorization and License following a Triggering Event, RMI shall promptly prepare and enter into a Manufacturing Information Escrow Agreement, on terms and conditions reasonably acceptable to Aruba, pursuant to which RMI will thereafter place into an escrow account copies of the Manufacturing Materials and Intellectual Property Rights sufficient to enable Aruba to manufacture or have manufactured the applicable Products. In such event, RMI shall select the escrow agent and be responsible for the establishment, administration and cost of the escrow account. The escrow materials described above shall be released for use by Aruba upon the occurrence of any one or more of the Triggering Conditions described above, in each case following prior written notice to RMI in accordance with the procedures to be set forth in the escrow agreement.

Exhibit C-4

EXHIBIT D
PURCHASER AUTHORIZED CONTRACT MANUFACTURERS
Purchaser hereby identifies the following authorized Purchaser CMs who may purchase RMI Products on behalf of Purchaser. Purchaser may withdraw each such authorization on thirty (30) days advance written notice to RMI, provided that in the event of such a withdrawal, Purchaser may, at its election, cancel any open orders and pay all applicable cancellation charges or accept delivery of and pay for any Products then being manufactured by RMI for the affected Purchaser CM for the benefit of Purchaser. Further, Purchaser may expand unilaterally this list of authorized Purchaser CMs upon thirty (30) days advance written notice to RMI, subject to RMI’s rights set forth under Section 2.5 of the MPA.

Name	Address

Exhibit D